Exhibit 10.3

20 William Street, Suite 310 Wellesley, MA 02481 781-304-1800 phone 781-304-1701 fax www.stream.com

November 9, 2009

Ms. Sheila Flaherty

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Dear Sheila:

Stream Global Services, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend the employment agreement dated as of July 16, 2008, as amended on December 29, 2008 and May 6, 2009, by and between the Company and you (the “Agreement”), as follows:

Section 5.2(a)(i) is deleted in its entirety and replaced by inserting the following in lieu thereof:

“(a)(i) If the employment of the Executive terminates (i) pursuant to Section 4.1 by reason of an election by the Company not to extend the Employment Period, (ii) by the Executive for Good Reason pursuant to Section 4.3, (iii) by the Company without Cause pursuant to Section 4.5 or (iv) by reason of the death or Disability of the Executive, the Company shall: (A) pay to the Executive (or her estate), in equal bi-monthly (twice a month) installments in accordance with its normal payroll practices, over a one year period (the “One Year Continuation Period”), as compensation for the Executive’s loss of employment, an aggregate amount equal to the total of one times the Base Salary in effect at the time of termination; (B) only in the case of termination pursuant to clause (iv) above provide twelve months’ accelerated vesting with respect to Executive’s then outstanding unvested equity awards and then vested equity awards (including those subject to accelerated vesting) shall remain exercisable by the Executive for a one year period following termination (or if earlier, until the expiration of the option), provided that the vesting shall not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B); (C) continue health, disability and dental benefits for the Executive and her family at a level commensurate with such benefits at the time of termination for a period of one year following such termination, and the Company shall pay the employer’s share of the premiums for such benefits until the earlier of one year after termination or such time as the Executive becomes eligible for substantially similar benefits from another employer, after which time the Executive will be eligible to receive the maximum benefits permitted under COBRA to be paid by the Executive (but in no event shall the Company charge the Executive any administrative fees in connection with such COBRA benefits); and (D) during the One Year Continuation Period maintain life insurance and long-term disability insurance benefits for the Executive at the levels in effect upon termination, and pay the related premiums.”

Section 7(a) is deleted in its entirety and replaced by inserting the following in lieu thereof:

“(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) or (d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition of securities of the Company by Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), Providence Equity Partners, LLC (“PEP”) or Ayala Corporation (“Ayala”); or any affiliate thereof, including, without limitation, any investment fund, investment partnership, investment account or other investment person whose investment manager, investment advisor, managing member or general partner, is ACOF II, PEP or Ayala or an affiliate of ACOF II, PEP or Ayala or any member, partner, director, officer or employee of such investment manager, investment advisor, managing member or general partner of ACOF II, PEP or Ayala or any affiliate of ACOF II, PEP or Ayala; or”

Section 7 (c) is deleted in its entirety and replaced by inserting the following in lieu thereof:

“(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 35% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or”

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

STREAM GLOBAL SERVICES, INC.

By:	/s/ R. Scott Murray
R. Scott Murray
Chief Executive Officer

Acknowledged and agreed:

/s/ Sheila M. Flaherty
Sheila M. Flaherty
Date